Exhibit 4.2


THIS NOTE AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER
(A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

                               SUMMUS, INC. (USA)

                           CONVERTIBLE PROMISSORY NOTE

$________                                                           RALEIGH, NC
                                                                    MAY 3, 2004

         For value received SUMMUS, INC. (USA), a Florida corporation (the "COMPANY"), hereby unconditionally promises to pay to the order of ___________ (together with its successors and assigns, the "LENDER"), in immediately available funds, the principal sum of _________________ ($__________) (the "Loan"). The principal amount due under this Note shall not bear interest. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Subscription Agreement of even date herewith by and between the Company and the Lender (as the same may be amended, modified or restated from time to time, the "SUBSCRIPTION AGREEMENT"). All payments in respect of this Note shall be made in lawful money of the United States of America at such place as the Lender shall have designated to the Company in writing.

         This Note is issued pursuant to, and is entitled to the benefits of, the Subscription Agreement, to which Subscription Agreement reference is hereby made for a statement of the terms and conditions under which the maturity date of this Note may be accelerated.

         The holder of this Note may enforce the agreements of the Company contained in the Loan Documents and may exercise the remedies provided for thereby or otherwise in respect thereof, all in accordance with the terms thereof.

         Pursuant to Section 9 of the Subscription Agreement, the principal amount of the Loan may be converted into shares of Common Stock of the Company at the option of the Lender.

         In the event of a default as described in Section 8 of the Subscription Agreement, the unpaid balance of this Note shall become immediately due and payable in the manner and with the effect provided for in the Subscription Agreement.

         The undersigned waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and agrees to pay all costs of collection when incurred, including attorneys' fees, and to perform and comply with each of the covenants, conditions, provisions and agreements contained in every instrument now evidencing or securing said indebtedness. No extension of the time for the payment of this Note or any installment thereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the undersigned's liability under this Note, either in whole or in part, unless the undersigned shall be a party to such agreement.

         The Company's obligations under this Note are absolute and unconditional and shall not be subject to any defense, setoff or counterclaim that may at any time be available to or be asserted by the Company. The Company hereby waives, and agrees not to assert, any right to offset or interpose as a defense or counterclaim any claim against the Lender against its obligations under this Note.

         The Company shall pay all reasonable out-of-pocket expenses incurred by the Lender, including fees and disbursements of counsel for the Lender, in connection with the enforcement of this Note.

         The Company agrees that to the extent the Company makes a payment or payments hereunder which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Company, its successors or assigns under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations, or part thereof, under this Note that have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

         This Note shall be governed by and construed in accordance with the laws of the State of New York.

         With respect to any suit, action or proceeding relating to this Note or any of the Loan Documents, the Company irrevocably (a) submits to the non-exclusive jurisdiction of the courts in the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and
(b) waives any objection which it may have at any time to the laying of venue of any such suit, action or proceeding brought in any such court, waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum and further waives the right to object with respect to any such suit, action or proceeding that such court does not have any jurisdiction over it.

         Nothing contained herein shall limit or impair the right of the Lender to institute any suit, action, motion or proceeding in any other court of competent jurisdiction, nor shall the taking of any suit, action or proceeding in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

         Should any provision of this Note be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Note, and the parties hereto agree that the provision of this Note so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such provision had never been included herein; PROVIDED, HOWEVER, the parties hereto shall use their best efforts to replace the provision so deemed to have been stricken herefrom with a provision that the parties reasonably believe to be valid and enforceable and which has a substantially identical economic and legal effect as the provision so deemed to have been stricken herefrom.

         IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Company.

                                            SUMMUS, INC. (USA)


                                            By:______________________________
                                                 Gary E. Ban
                                                 Chief Executive Officer

ATTEST:

By:________________________________

Donald T. Locke

Corporate Secretary